Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our report on our audits of the consolidated financial statements of CardioGenics Holdings, Inc. as of October 31, 2013 and 2012 and for the years then ended and on the statements of operations, changes in deficiency, comprehensive loss and cash flows for the period from November 1, 2008 to October 31, 2010, which expressed an unqualified opinion on those financial statements and contains an explanatory paragraph relating to the Company’s ability to continue as a going concern, included in this Annual Report on Form 10-K for the year ended October 31, 2013, is dated February 13, 2014. We consent to the incorporation by reference of our report in the following registration statements previously filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933: the registration statement on Forms S-8 with SEC file No. 333-137162.

/s/ CohnReznick LLP
Roseland, New Jersey
February 13, 2014